U.S. SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): January 6, 2015

ADVANCED EMISSIONS SOLUTIONS, INC.

(Name of registrant as specified in its charter)

Delaware	000-54992	27-5472457
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

9135 South Ridgeline Boulevard, Suite 200, Highlands Ranch, Colorado	80129
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (303) 734-1727

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

(a)	Receipt of Notice of Additional Deficiency. As previously reported, on September 29, 2014 Advanced Emissions Solutions, Inc. (the “Registrant”) received a determination notice from the Listing Qualifications Staff (the “Staff”) of The NASDAQ Stock Market LLC (“NASDAQ”) that the Registrant’s common stock was subject to delisting from The NASDAQ Capital Market as a result of the Registrant’s disclosure that it would not file, within the exemption period previously granted by the Staff, its Annual Report on Form 10-K for the fiscal year ended December 31, 2013 (the “2013 Annual Report”) and its Quarterly Reports on Form 10-Q for the periods ended March 31, 2014 and June 30, 2014. Subsequently, on November 17, 2014, the Registrant announced that it had received a letter dated November 13, 2014 from the NASDAQ Hearings Panel (“Panel”) indicating that the Panel had determined to grant the Registrant’s request to remain listed on NASDAQ, subject to the condition that on or before March 27, 2015, the Registrant becomes current in its periodic filings with the Securities and Exchange Commission (the “SEC”). As a result of the ongoing reaudit of its financial statements for the fiscal years ended December 31, 2011 and 2012, restatement of those periods and the first three quarters of the fiscal year ended December 31, 2013, the continuing audit of the financial statements for the fiscal year ended December 31, 2013 and the consequent inability to timely file its 2013 Annual Report, the Registrant did not hold an annual meeting of stockholders during the year ended December 31, 2014.

Consequently, on January 6, 2015, the Registrant received a letter from the Staff indicating that the Registrant’s failure to solicit proxies and hold an annual meeting of stockholders by December 31, 2014, as required by NASDAQ Listing Rules 5620(a) and 5620(b), may serve as an additional basis for delisting of the Registrant’s common stock from NASDAQ, and that the Panel will consider the additional listing deficiency in its decision regarding the Registrant’s continued listing on NASDAQ. The Registrant has been provided with the opportunity to present its views to the Panel with respect to this additional deficiency and its plan to evidence compliance with those requirements for the Panel’s review, which the Registrant intends to do.

The Registrant intends to hold an annual meeting of stockholders promptly after it has regained compliance with its SEC filing requirements.

Item 8.01	Other Events

On its Current Report on Form 8-K filed on April 24, 2014, the Registrant reported that during its review of its accounting practices with respect to its methods of recognizing revenue for its Emission Control business segment systems and equipment contracts (“EC Contracts”), it concluded that it should have applied the cost-to-cost percentage of completion methodology to measure progress on the EC Contracts instead of the labor hours methodology. At that time, the Registrant estimated that the error would result in a reduction of revenue of approximately $10.8 million and an increase in the loss before taxes of approximately $2.3 million for such periods in the aggregate from those amounts previously reported. However, in connection with the continuing reaudit of its financial statements for the fiscal years ended December 31, 2011 and 2012 and the audit of its financial statements for the fiscal year ended December 31, 2013, the Registrant has determined that it is more appropriate to use the completed contract methodology for recognizing revenue for the EC Contracts. The method of completed contract requires the Registrant to postpone the recognition of revenue until the pertinent contract is substantially complete. This change impacts numerous contracts that span multiple years and will result in a significant deferral of revenue (and, relatedly, expenses) into later periods. Additional adjustments to the financial statements for the referenced periods, including to revenue and net losses, cannot be quantified at this time. Accordingly, previous estimates of revenue and other financial impacts should no longer be relied upon.

This report includes forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, which provides a “safe harbor” for such statements in certain circumstances. The forward-looking statements include statements or expectations regarding the Registrant’s ability to complete the restatements and quantify the impact of changes in revenue recognition methodology and other adjustments to the financial statements, file the delinquent periodic reports within the extended stay granted by the Panel, hold an annual meeting of stockholders and maintain listing of the Registrant’s common stock on the NASDAQ Capital Market. These statements are based on current expectations, estimates, projections, beliefs and assumptions of the Registrant’s management. Such statements involve significant risks and uncertainties. Actual events or results could differ materially from those discussed in the forward-looking statements as a result of various factors, including but not limited to, changes in laws, regulations, accounting rules and their impact, loss of key personnel, determinations made by the Panel and other factors discussed in greater detail in the Registrant’s filings with the SEC. You are cautioned not to place undue reliance on such statements and to consult the Registrant’s SEC filings for additional risks and uncertainties that may apply to the Registrant’s business and the ownership of the Registrant’s securities. The Registrant’s forward-looking statements are presented as of the date made, and the Registrant disclaims any duty to update such statements unless required by law to do so.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 12, 2015

Advanced Emissions Solutions, Inc.
Registrant

/s/ L. Heath Sampson
L. Heath Sampson
Chief Financial Officer and Treasurer

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